Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 (No. 333-77991) as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-77991-01) and in the Registration Statements on Form S-8 (Nos. 333-100724, 333-100723, 333-100718, 333-21853, 333-18743, 333-21851, 33-57769, 33-26580, 33-26627, 33-51385, 33-58937, 333-77817, 333-110020, 333-103307, 333-103306, 333-103305, 333-82911) of United Technologies Corporation of our report dated February 10, 2005, except for Notes 1, 10 and 16 for which the date is May 6, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of United Technologies Corporation dated May 6, 2005.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
May 6, 2005